Exhibit 16.1

January 7, 2010

Securities and Exchange Commission

Washington, DC 20549

Re: Law Enforcement Associates Corporation

Gentlemen:

We have read Item 4.01 “Changes in Registrant’s Certifying Accountant” contained in the Law Enforcement Associates Corporation Form 8-K filed on the date hereof and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/ FROST, PLLC
FROST, PLLC
Little Rock, AR

425 West Capitol Avenue, Suite 3300 | Little Rock, Arkansas 72201 | 501.376.9241 | 800.766.9241 | frostpllc.com

1200 East Joyce Boulevard, Suite 301 | Fayetteville, Arkansas 72703 | 479.695.4300

3101 Glenwood Avenue, Suite 300 | Raleigh, North Carolina 27612 | 919.782.8410

FROST, PLLC is an independent firm associated with Moore Stephens International Limited.